Exhibit (a)(5)(i)

THE LION FUND II, L.P. COMMENCES TENDER OFFER TO PURCHASE SHARES OF

COMMON STOCK OF BIGLARI HOLDINGS INC.

San Antonio, TX – June 4, 2015 – The Lion Fund II, L.P. (“The Lion Fund II”) today commenced a tender offer to purchase for cash up to 575,000 shares of the common stock of Biglari Holdings Inc. (NYSE: BH) at a purchase price of $420.00 per share.

This tender offer will expire at 11:59 P.M., New York City Time, on July 1, 2015, unless the tender offer is either extended or withdrawn. Upon expiration, payment for the shares of common stock accepted for purchase under the tender offer will occur as promptly as is practicable in accordance with applicable law. Any questions or requests for assistance may be directed to Okapi Partners LLC, by telephone, toll free at (877) 629-6357.

Important Notice

This press release is a summary provided for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Biglari Holdings Inc. The full details of the tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which The Lion Fund II will publish, send or give to shareholders, and file such materials with the SEC. Shareholders are urged to read carefully the offer to purchase, the letter of transmittal and other related materials, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Biglari Holdings Inc., when they become available because they contain important information, including the terms and conditions of the tender offer. Shareholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, after they are filed with the SEC at the SEC’s website at www.sec.gov.

Forward-Looking Statements Disclaimer

Certain statements in this letter constitute “forward-looking statements.” Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “predict,” “potential,” “continue,” “likely,” “plan,” “seek,” “may,” “will,” “should,” “would” and “could.” These forward-looking statements are not historical facts but are the intent, belief or current expectations of The Lion Fund II based on its knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and shareholders should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in Biglari Holdings Inc.’s most recent Annual Report on Form 10-K, as filed with the SEC. The Lion Fund II undertakes no obligation to update or revise the forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, except as may be required by applicable law.

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